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                                  EXHIBIT 2.2


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                            STOCK PURCHASE AGREEMENT


           THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of November 19, 1997, by and among Steve Almond ("Almond"), Wayne Grant ("Grant") and Kareth L. Grant ("K. Grant") (individually, Almond, Grant and K. Grant may be referred to as "Seller" and, collectively, as "Sellers"), Phoenix Corporation, a Georgia corporation doing business as Phoenix Metals Company (the "Company"), and Reliance Steel & Aluminum Co., a California corporation ("Buyer").


                                    RECITALS

           A. The Company is a metals distribution company with facilities located at 4685 Buford Highway, Norcross, Georgia 30071 (the "Georgia Facility"), 1000 Pine Hill Road, Birmingham, Alabama 35217 (the "Alabama Facility"), 802 North 45th Street, Tampa, Florida 33605 (the "Florida Facility") and 10409 John Price Road, Charlotte, North Carolina 28273 (the "North Carolina Facility"). (Collectively, the Georgia Facility, the Alabama Facility, the Florida Facility and the North Carolina Facility shall be referred to herein as the "Facilities".)

           B. Sellers own all of the issued and outstanding capital stock of the Company.

           C. Buyer desires to purchase all of the issued and outstanding shares of the capital stock of the Company (the "Shares"), and Sellers desire to sell the Shares to Buyer, subject to the terms and conditions of this Agreement.


                                    AGREEMENT

           NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and undertakings contained in this Agreement, Sellers, the Company and Buyer hereby agree as follows:

           1. DEFINITIONS. All terms in this Agreement having an initial capital shall be defined as set forth in that Glossary which is attached hereto as Exhibit A and incorporated herein by reference.

           2. PURCHASE AND SALE OF THE SHARES. On the Closing Date, Sellers shall sell all of the Shares to Buyer, and Buyer shall purchase all of the Shares from Sellers, for the Purchase Price and subject to all other terms and conditions set forth in this Agreement. The Shares shall be transferred to Buyer free and clear of all liabilities, liens, mortgages, encumbrances, debts, obligations and security or other third-party interests of whatever nature.


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           3. PURCHASE PRICE.

              3.1 AMOUNT. The total purchase price for the Shares shall be $20.95 million, subject to adjustment as provided in this Agreement and in the Holdback Agreement (the "Purchase Price"). The total consideration for the covenants not to compete required by Section 13 of this Agreement shall be $50,000 (the "Non-Competition Consideration").

              3.2 PAYMENT. At the Closing, Buyer shall pay $18.45 million for the Shares by wire transfer directly to a bank account in Atlanta, Georgia designated by and for the benefit of Sellers and shall pay the Non-Competition consideration in accordance with the Non-Competition Agreements.

              3.3 HOLDBACK. On the Closing Date, Buyer shall deposit in an escrow account held by an escrow holder reasonably acceptable to Sellers and Buyer (the "Escrow Holder") the sum of $1.5 million (the "Holdback"), and the Escrow Holder shall retain the Holdback subject to the terms and conditions of a holdback agreement in the form attached hereto as Exhibit "B" (the "Holdback Agreement") to be entered into on the Closing Date by Sellers, Buyer and the Escrow Holder. The Holdback Agreement shall be mutually satisfactory to the parties and shall set forth the terms and conditions pursuant to which the Holdback shall be used to satisfy Sellers' indemnification obligations under
Section 18 of this Agreement. The Holdback Agreement shall provide that any balance of the Holdback on the second anniversary of the Closing Date (together with any investment earnings thereon) shall be released to Sellers, subject to any amounts retained for pending claims. The Holdback Agreement shall also provide that Sellers may accelerate the termination of the escrow and the release of the Holdback by providing to Buyer one or more letters of credit in form and substance reasonably acceptable to Buyer in the aggregate principal amount of $1.5 million (or such lesser amount as shall then be on deposit in the Holdback), allowing Buyer to draw down on the letter(s) of credit under the same terms and conditions set forth in the Holdback Agreement.

           4. CLOSING.

              4.1 CLOSING. The consummation of the purchase and sale of the Shares (the "Closing") shall take place at the offices of Arter & Hadden, 700 South Flower Street, 30th Floor, Los Angeles, California 90017, on or before December 1, 1997 (the "Closing Date"), or at such other place or on such other date as Sellers and Buyer may mutually agree. The Closing shall be deemed to take place at 5:00 p.m. on the Closing Date.

              4.2 DELIVERY. At the Closing, Sellers shall deliver to Buyer the certificates representing all of the Shares, duly endorsed for transfer or accompanied by duly executed stock powers.

              4.3 FACSIMILE TRANSMISSIONS. Any agreements, documents or certificates transmitted by one party to another party by facsimile shall be deemed to have full force and effect as if the facsimile signatures were originals. This Agreement and any originally-executed documents required for the Closing may be transmitted by facsimile, and the party so



                                       2.
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transmitting such documents shall forward the originals to the other party by overnight courier promptly thereafter.

              4.4 CLOSING AUDIT.

                   (a) Promptly after the Closing Date, Sellers, the Company and Buyer shall cause Ernst & Young LLP (the "Auditor") to audit the financial statements and records of the Company for the period ending as of the close of business on the Closing Date with respect to the Company and its income, assets, properties and operations (the "Closing Financial Statements"). The Closing Financial Statements shall be properly and accurately prepared in accordance with generally accepted accounting principles applied consistently with past practice and shall fairly and accurately represent the financial condition and results of operations of the Company as of the Closing Date and for the period ending as of the close of business on the Closing Date. For purposes of this Agreement, the Closing Financial Statements shall accrue the costs of the audit and shall expense prepayment penalties, loan fees and other capitalized loan costs for the Company's primary credit facility. In the event that the "Shareholders' Equity" (as hereinafter defined) reflected in the Closing Financial Statements is less than $250,000, the Purchase Price shall be decreased by the amount of the difference between $250,000 and the Shareholder's Equity shown on the Closing Financial Statements (the "Equity Shortfall"). For purposes of this Agreement, "Shareholders' Equity" shall mean the shareholders' equity as shown on the Closing Financial Statements as of the Closing Date. As of February 28, 1997, the audited Shareholders' Equity using this definition was ($163,549). The cost of the audit shall be borne one-half by Sellers and one-half by Buyer.

                   (b) The Auditor shall furnish copies of the Closing Financial Statements to Buyer and Sellers no later than ten (10) business days after the audit is completed; provided that the parties shall use their best efforts to have the audit completed within sixty (60) days after the Closing Date, and Buyer and Sellers shall have ten (10) business days to review and approve the Closing Financial Statements. If there is any dispute over the computation or amount of the Shareholders' Equity or the Equity Shortfall, the disputing party shall notify the other parties within such ten (10) business days. If Sellers and Buyer are unable to agree on the computation or amount of Shareholders' Equity or the Equity Shortfall within thirty (30) days thereafter, then the calculation of Shareholders' Equity and the Equity Shortfall (if any) shall be submitted for resolution to a firm of independent certified public accounts selected by mutual agreement among the Auditor, Buyer and Sellers (the "Selected Firm"), and the Shareholders' Equity and the Equity Shortfall (if any) as computed by the Selected Firm shall be conclusive for purposes of this Section. Sellers shall pay the fees and expenses of the Selected Firm if the Equity Shortfall as computed by the Selected Firm is more than 10% greater than the Equity Shortfall computed by Sellers, and Buyer shall pay the fees and expenses of the Selected Firm if the Equity Shortfall is 10% or less than the Equity Shortfall as computed by Buyer. If the Equity Shortfall computed by the Selected Firm is both more than 10% greater than the Equity Shortfall computed by Sellers and



                                       3.
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      more than 10% less than the Equity Shortfall computed by the Buyer,
      Sellers and Buyer shall each pay one-half of the fees and expenses of the Selected Firm.

                        (c) Buyer and Sellers shall cooperate and cause the Company to cooperate with one another and shall assist in the audit contemplated by this Section 4.4 to the extent reasonably necessary.

           5. REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers, jointly and severally, represent and warrant to Buyer as follows, which representations and warranties shall be true and correct on the date of this Agreement and on the Closing Date (other than any such representations or warranties given as of a specific date, which shall be true and accurate as of such date):

              5.1 OWNERSHIP OF SHARES. Sellers are the record and beneficial owners of the Shares, free and clear of all liens, claims, and encumbrances.
Schedule 5.1 sets forth a true and accurate list of the names and addresses of all Sellers, together with the number of Shares each owns. The Shares constitute all of the issued and outstanding capital stock of the Company. Upon delivery to Buyer at the Closing of the certificates representing the Shares, duly endorsed by Sellers for transfer to Buyer, Buyer shall be the lawful owner of the Shares, free and clear of all liens, security interests, claims, and encumbrances other than liens, security interests, claims or encumbrances arising from Buyer's acts. Except as disclosed in Schedule 5.1, there are no shareholders agreements, voting trusts, agreements or proxies with respect to the Shares or with respect to the issued and outstanding capital stock of the Company. All such agreements disclosed in Schedule 5.1 shall be terminated on or before the Closing.

              5.2 AUTHORITY. Each Seller has the requisite power and authority to operate and carry on his business as it is now being conducted. Each Seller has all necessary right, power, authority and capacity to execute and deliver this Agreement and all documents and instruments specified in it to be executed by Sellers and to perform such Seller's obligations under this Agreement and all such documents and instruments specified in it.

              5.3 BINDING OBLIGATION. This Agreement constitutes a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except to the extent the enforcement thereof may be limited by bankruptcy, reorganization, insolvency or similar laws of general applicability governing the enforcement of the rights of creditors or by general principles of equity (regardless of whether considered in a proceeding at law or in equity). Sellers know of no equitable grounds on which the validity or enforceability of this Agreement may be challenged.

              5.4 NO DEFAULT. Neither the execution and delivery of this Agreement by Sellers, nor the consummation of the transactions contemplated by this Agreement, shall (whether with or without notice or the passage of time or both) (a) except as disclosed in Schedule 5.4, violate, conflict with or result in the breach or termination of, or otherwise give any Person the right to terminate, or constitute a default under the terms of, any mortgage, bond, indenture or other agreement (written or oral) to which any Seller is a party or by which any Seller or the Shares or any other property or assets of any Seller may be bound, (b) result in the



                                       4.
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creation of any lien, security interest, charge, encumbrance or other similar right of any Person upon the Shares or the other assets or property of any Seller pursuant to the terms of any such mortgage, bond, indenture or other agreement, (c) violate any judgment, order, injunction, award or decree of any court, administrative agency or governmental body against, or binding upon any Seller or upon the Shares or the other assets, property or business of any Seller or (d) assuming compliance with the laws referred to in Sections 6.2(b), constitute a violation by any Seller of any applicable law, rule or regulation of any jurisdiction as such law, rule or regulation relates to Sellers or to the Shares or the other assets, property or business of any Seller. Sellers shall obtain any necessary consents or amendments requested by Buyer in connection with the items disclosed in Schedule 5.5.

              5.5 ACCESS TO INFORMATION. Sellers are officers and directors of the Company. By reason of their relationship with the Company, Sellers have had the opportunity to make such inquiry, investigation and examination regarding the books of account, minute books, stock record books and other records of the Company and the operations, assets, properties, condition (financial or otherwise), results or prospects of the Company as Sellers deem necessary in order to make an informed decision regarding Sellers' sale of the Shares to Buyer on the terms and subject to the conditions set forth in this Agreement.

              5.6 SUBCHAPTER S ELECTION AND STATUS. Sellers have made and filed all requisite federal and state election or consent forms to validly make the Company an "S Corporation" under Section 1361 of the Internal Revenue Code and the appropriate counterparts under applicable state law. The Company is, and for all periods since its taxable year beginning March 1, 1987 has been, an "S Corporation" and will be a validly electing "S Corporation" up to and including the Closing Date. Sellers have for all periods reported their allocable portion of all items of income, loss and other Tax attribute of the Company on their personal federal and state income tax returns as required by applicable law.

              5.7 BANKRUPTCY. Neither Sellers nor the Company has filed (or had filed against him or it) any petition in bankruptcy or for protection under any receivership or insolvency laws.

              5.8 ACCURATE REPRESENTATIONS. Each representation and warranty made by Sellers or the Company in connection with this Agreement, including those in this Agreement or in the schedules or exhibits, and all other information provided to Buyer by Sellers, or the Company, is true, accurate and complete in all material respects. No representation or warranty made by any Seller contains any untrue statement of a material fact or fails to state a material fact necessary in order to make statements contained therein not misleading. There is no fact which any Seller has not disclosed to Buyer of which any Seller is aware and which has had, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, properties, results of operations or condition (financial or otherwise) of the Company taken as a whole ("Company Material Adverse Effect") or on the transactions contemplated by this Agreement. . The foregoing sentence shall not extend to information that is not directly related to the Company and that is publicly available or the disclosure of which would result in the breach of a fiduciary duty or a duty of confidentiality.



                                       5.
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           6. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY. The Company
and Sellers, jointly and severally, represent and warrant to Buyer as follows, which representations and warranties shall be true and correct on the date of this Agreement and on the Closing Date (other than any such representations or warranties given as of a specific date, which shall be true and accurate as of such date):

              6.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and is qualified to transact business and is in good standing in Alabama, Florida, North Carolina and all other states in which the failure to so qualify has had, or is reasonably likely to have, a Company Material Adverse Effect. The Company does not own, lease or operate real property, maintain an office or employees or otherwise transact business in any state other than Georgia, Alabama, North Carolina, Florida, Tennessee, Mississippi, South Carolina and Virginia. The Company has all necessary corporate power and authority to own, lease and operate its assets, property and business and to carry on its business as such business now is being conducted. The Company has delivered to Buyer certified copies of its articles of incorporation and bylaws, and all amendments thereto, all of which are true, correct and complete.

              6.2 AUTHORITY. The execution, delivery and performance of this Agreement by the Company and all other agreements, documents and instruments specified herein have been, or prior to the Closing shall be, duly authorized by all necessary corporate action of the Company. Neither the execution, delivery or performance of this Agreement by the Company nor the consummation of the transactions contemplated herein will (a) result in a breach or violation of, or default under, or conflict with, the Company's articles of incorporation or bylaws, (b) assuming (i) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (ii) compliance with any applicable requirements of federal and state securities laws, constitute a violation by the Company of any law, rule, regulation, judgment, order or decree, or (c) except as disclosed in Schedule 6.2, violate, conflict with or result in a breach of or under any mortgage, agreement, indenture, instrument or arrangement applicable to the Company..

              6.3 SUBSIDIARIES AND AFFILIATES. The Company does not have any subsidiaries, and the Company does not have any Affiliates.

              6.4 OUTSTANDING CAPITAL STOCK. The Company is authorized to issue 1,000,000 shares of common stock, $1.00 par value, of which 6,229 shares, constituting the Shares, are as of the date of this Agreement and will be on the Closing Date issued and outstanding. No other class of capital stock of the Company is authorized or outstanding. All of the Shares are duly authorized, validly issued, fully paid and nonassessable.

              6.5 OPTIONS, WARRANTS AND OTHER RIGHTS. There are, and on the Closing Date there shall be, no authorized or outstanding options, warrants, convertible securities, subscriptions or other agreements or rights of any nature (other than pursuant to this Agreement) under which the Company may be obligated to issue or transfer any shares of capital stock of the Company.



                                       6.
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              6.6 FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES. Each balance sheet of the Company, and the notes thereto, contained in the Financial Statements fairly presents all of the assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company and the financial position of the Company as at the date of such balance sheet in accordance with generally accepted accounting principles consistently applied (except as otherwise provided in the notes thereto). Each statement of income, statement of cash flows, operating statement and statement of changes in shareholders' equity, and the notes thereto, contained in the Financial Statements fairly presents the sales, earnings and results of operations of the Company for the period ending on the date of such statement in accordance with generally accepted accounting principles consistently applied (except as otherwise provided in the notes thereto); provided that the interim financial statements for the quarter ended May 31, 1997, only, do not have notes thereto and are subject to changes resulting from normal, recurring year-end adjustments which, alone or in the aggregate, would not have a Company Material Adverse Effect. There are, and as of the Closing Date there shall be, no undisclosed liabilities or obligations of the Company of any nature (absolute, accrued, contingent or otherwise) that are not fully reflected or reserved against in the Financial Statements, except for
(i) liabilities and obligations so reserved for, or reflected in, the Financial Statements, or (ii) liabilities and obligations that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect.

              6.7 CONDUCT OF BUSINESS. Since February 28, 1997, the Company has conducted its business in the usual and ordinary course and has not (a) created, incurred, assumed or allowed to exist any long-term debt, or (b) sold, leased, transferred or otherwise disposed of any of its assets or properties, other than in the usual and ordinary course of its business.

              6.8 LABOR MATTERS. No labor controversies or disputes are pending or, to Sellers' or the Company's knowledge, threatened against the Company. The Company is in compliance with all federal, state and local laws, rules, regulations and ordinances which are applicable to the Company, which pertain to employment, employment practices, terms and conditions of employment, wages and hours, employee health and safety and other labor matters, the violation of which has had, or is reasonably likely to have, a Company Material Adverse Effect. The Company has filed all unemployment compensation Tax returns required to be filed by the Company, and all Taxes shown on such unemployment compensation Tax returns have been properly and accurately determined, have been accrued to the extent that such Taxes are not yet due, and have been paid to the extent that such Taxes are due. The Company has paid all payroll withholding or other taxes due or payable in connection with the employment of its employees.

              6.9 COLLECTIVE BARGAINING AGREEMENTS. The Company is not a party to or bound by any union contracts or collective bargaining agreements. The Company has provided Buyer copies of all collective bargaining agreements now in effect.

              6.10 TAX MATTERS. All federal, state, local and foreign Tax returns, declarations of estimated Tax and Tax reports required to be filed prior to the date of this Agreement with respect to the Company or any of its income, properties, franchises or operations



                                       7.
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have been duly filed, or request for extensions to file such returns have been timely filed and granted and have not expired, except for such failures to file or extensions granted that remain in effect that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect; and all Taxes shown to be due on such returns have been properly and accurately determined and have been paid in full. No deficiencies for any of such Taxes have been asserted or threatened, and no audit of any such returns is currently underway or threatened.. Except for liens for Taxes that are not yet due and payable, there are no liens, claims, charges or encumbrances for Taxes upon any assets or properties of the Company. Except as set forth on
Schedule 6.10, there are no waivers of any statute of limitations and no agreements for the extension of the time for the assessment or imposition of any federal, state, local or foreign Taxes with respect to the Company or any of its income, assets, properties, or operations or extensions of time to file any returns that have not been filed.

              6.11 COMPLIANCE WITH LAWS; PERMITS. The Company is not in violation of any judgment, order, injunction, award or decree of any court, administrative agency or governmental body against, or binding upon, the Company or upon the assets, property, operations or business of the Company, or any law, rule or regulation, applicable to the Company, where the consequences of any such violation has had, or is reasonably likely to have, a Company Material Adverse Effect. The Company has all licenses, consents and permits that are material to the conduct of the business of the Company, as such business currently is being conducted. Schedule 6.11 lists all such licenses, consents and permits. None of such licenses, consents or permits shall be revoked, terminated or adversely affected by the consummation of the transactions contemplated by this Agreement.

              6.12 BINDING OBLIGATION. This Agreement, the Holdback Agreement, the Non-Competition Agreements and the certificates required by Sections 11.1 and 11.2, when executed and delivered by Sellers or the Company, as appropriate, shall constitute legal, valid and binding obligations of Sellers or the Company, as applicable, enforceable against Sellers or the Company, respectively, in accordance with their terms, except to the extent the enforcement thereof may be limited by bankruptcy, reorganization, insolvency or similar laws of general applicability governing the enforcement of the rights of creditors or by general principles of equity (regardless of whether considered in a proceeding at law or in equity). Neither the Company nor Sellers know of any equitable grounds on which the validity or enforceability of this Agreement or any of the other named agreements or documents may be challenged.

              6.13 NO DEFAULT. Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated by this Agreement, shall (whether with or without notice or the passage of time or both) (a) violate any provision of the articles of incorporation or bylaws of the Company, (b) violate, conflict with or result in the breach or termination of, or otherwise give any Person the right to terminate, or constitute a default under the terms of, any mortgage, bond, indenture or other agreement (written or oral) to which the Company is a party or by which the Company or any property or assets of the Company may be bound or affected, (c) result in the creation of any lien, security interest, charge, encumbrance or other similar right of any Person upon the assets or property of the Company pursuant to the terms of any such mortgage, bond, indenture or other agreement, (d)



                                       8.
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violate any judgment, order, injunction, award or decree of any court, administrative agency or governmental body against, or binding upon, the Company or upon the assets, property or business of the Company or (e) assuming compliance with the laws described in Section 6.2(b), constitute a violation by the Company of any applicable law, rule or regulation of any jurisdiction as such law, rule or regulation relates to the Company or to the assets, property or business of the Company, which violations, conflicts, breaches, terminations, liens, security interests, charges or encumbrances have had, or are reasonably likely to have, a Company Material Adverse Effect.

              6.14 APPROVAL OF TRANSACTION. No consent, approval, authorization, license, permit or other action by, and no filing or registration with, any governmental or regulatory authority or any other Person is required by the Company or any Seller for the execution and delivery of this Agreement by the Company or any Seller, or for the consummation by the Company or any Seller of the transactions contemplated by this Agreement, other than (i) compliance with any applicable requirements of the HSR Act and (ii) compliance with any applicable requirements of federal and state securities laws.

              6.15 ACTIONS AND PROCEEDINGS.

                   (a) OUTSTANDING ORDERS. There are no outstanding orders, charges, directives, writs, injunctions or decrees of any court, administrative agency, governmental or other regulatory body or arbitration tribunal against or affecting the Company or any of its property or assets that would have a material adverse effect on the Company's operations, assets, properties, condition (financial or otherwise), results or prospects.

                   (b) `PENDING OR THREATENED ACTIONS. There are no actions, suits, claims or legal or arbitration proceedings, administrative proceedings or investigations pending or threatened against the Company that, if decided adversely, would have a Company Material Adverse Effect.

                   (c) INSURANCE COVERAGE. The Company maintains commercial public liability insurance, product liability insurance, property damage insurance and workers' compensation insurance.



                                       9.
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              6.16 AGREEMENTS.

                   (a) AGREEMENTS NOT IN ORDINARY COURSE OF BUSINESS. Except for contracts entered into by the Company in the ordinary course of its business consistent with past practices, including those for the purchase of inventory and supplies, and for the sale of inventory, Schedule 6.16A lists all contracts, agreements, licenses, concessions, leases and commitments (whether written or oral) to which the Company is a party or by which the Company is bound or affected. The Company has not entered into any agreement, contract, understanding, or arrangement prohibiting, restricting or limiting the Company's right or ability to sell or solicit purchases of any products or to or from any customers or in any market, including, but not limited to, any non-competition agreement, any agreement providing for the exclusive sale or distribution of products or any agreement providing for the payment of commissions to persons other than sales representatives of the Company who assisted in the sale.

                   (b) AGREEMENTS IN EXCESS OF $50,000. Schedule 6.16B lists all contracts, agreements, licenses, concessions, leases and commitments (whether written or oral) entered into in the ordinary course of the Company's business requiring payments from or to the Company in excess of $50,000.

                   (c) NO DEFAULT. The Company is not in default under any contract, agreement, license, concession, lease or commitment listed in
      Schedule 6.16A or 6.16B, and no event has occurred and no state of facts exists which, after the giving of notice or the lapse of time or both, would constitute such a default or breach, which default or breach has had, or is reasonably likely to have, a Company Material Adverse Effect. True, correct and complete copies of all of such written contracts, agreements, licenses, concessions, leases and commitments have been delivered by the Company to Buyer and, except as set forth in Schedules 6.16A and B, each of such contracts, agreements, licenses, concessions, leases and commitments is in full force and effect and has not been amended or otherwise modified. Schedules 6.16A and B include, but are not limited to, lists of all contracts, agreements, licenses, concessions, leases and commitments (whether written or oral) currently in effect relating to the employment or severance arrangements with current or former employees of the Company or any predecessor of the Company.

              6.17 PROPERTY.

                   (a) Schedule 6.17A lists all real property that is owned in fee by the Company. The Company is the record and beneficial owner of the Real Property. The Company has obtained policies of title insurance insuring that fee simple title to all such real property is vested in the Company, and, except as stated in such policies of title insurance, such title is free and clear of all liens, security interests, claims, encumbrances and restrictions on transfer, except for liens for Taxes not yet due or payable, easements, rights of way, covenants, conditions or restrictions that do not adversely affect the use of such real property and those items listed on Schedule 6.17C.



                                      10.

                   (b) Schedule 6.17B lists all leases, subleases and other agreements under which the Company is a lessor or a lessee of any real property. Except as set forth in Schedule 6.17B, all leases, subleases and other agreements under which the Company is a lessor or a lessee of any real property are in full force and effect and have not been amended or otherwise modified. The Company has received no written notice of default under any of such leases, subleases or other agreements that remains uncured. Except as set forth in Schedule 6.17B, the Company is not in default with respect to its obligations under any lease, sublease or other agreement including, but not limited to, its obligation to pay rent or any other amount under any of the leases, subleases or other agreements listed in Schedule 6.17B, which default has had, or is reasonably likely to have, a Company Material Adverse Effect.

                   (c) Schedule 6.17C lists all mortgages, deeds of trust, reciprocal easement agreements and other operating agreements in respect of the Property to which the Company is a party. All mortgages, deeds of trust, reciprocal easement agreements and operating agreements in respect of Property to which the Company is a party are in full force and effect and have not been amended or otherwise modified. The Company has received no written notice of default under any such mortgage, deed of trust, reciprocal easement agreement or operating agreement that remains uncured.

                   (d) To the knowledge of Sellers, all buildings, plants and structures owned by the Company lie wholly within the boundaries of the Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. Access to the Property from a public street or highway to the buildings or improvements thereon is not restricted by or subject to any easement or obstruction.

                   (e) All improvements on the Property are fully constructed (including adequate roofs, walls and floors) and are supplied with utilities and other services necessary for the operation of the Company's business thereon, including, but not limited to, electricity, gas, water, telephone, sanitary sewer and storm sewer.

                   (f) There are no outstanding options to lease, options to purchase, rights of first refusal or other rights with respect to all or any portion of the Property, in favor of any Seller, or any third party, other than as disclosed on Schedules 6.17A, B and C.

              6.18 PERSONAL PROPERTY. The personal property that is material to the business of the Company either is owned by the Company free and clear of all liens, security interests, claims, encumbrances and restrictions on transfer, or is leased by the Company. Schedule 6.18 lists all leases affecting personal property held or used by the Company.

              6.19 CONDITION AND SUFFICIENCY OF ASSETS. All of the buildings, plants, structures, equipment and other tangible assets and properties (whether real or personal) of the Company that are material to the business of the Company are structurally sound, are in good operating condition and repair and are adequate for the uses to which they currently are being put, and none of such buildings, plants, structures, equipment or other tangible assets and




                                      11.

properties is in need of maintenance or repairs and is not obsolete, except for ordinary, routine maintenance and repairs and obsolescence that are not material in nature or cost. The buildings, plants, structures, equipment and other tangible assets and properties of the Company are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing, except for ordinary routine maintenance and repairs and obsolescence.

              6.20 INTANGIBLE PROPERTY. Schedule 6.20 lists (i) all patents, trademarks, service marks, trade names, copyrights, franchises and other intellectual property rights (both domestic and foreign) that are owned or used by the Company and that are material, (ii) all applications for any of such patents, trademarks, service marks, trade names, copyrights, franchises and other intellectual property rights, and (iii) all permits, grants and licenses or other rights running to or from the Company relating to any of such patents, trademarks, service marks, trade names, copyrights, franchises, other intellectual property rights or applications. The Company is the sole and exclusive owner or licensee of all rights to the patents, trademarks, service marks, trade names, copyrights, franchises and other intellectual property rights that are listed in Schedule 6.20. To the knowledge of Sellers, the Company has not infringed upon or violated the rights of any other Person that may have an interest in any of the patents, trademarks, service marks, trade names, copyrights, franchises or other intellectual property rights that are listed in Schedule 6.20.

              6.21 ACCOUNTS RECEIVABLE. All accounts receivable of the Company that are reflected in the Financial Statements or on the accounting records of the Company represent or shall represent valid obligations arising from sales actually made in the ordinary course of business and are collectible within twelve months, subject to the respective reserves shown in the Financial Statements or on the accounting records of the Company (which reserves are adequate and calculated consistent with past practice).

              6.22 INVENTORY. All inventory of the Company reflected in the Financial Statements consists of a quality and quantity usable and salable in the ordinary course of business. No representation or warranty is made with respect to when the inventory may be sold during the ordinary course of business. (This representation recognizes that there may be material in the inventory that has not in the ordinary course of business yet been tested for quality and, as to such inventory, if any defects arise, Sellers prior to the Closing and Buyer after the Closing shall cause the Company to pursue any claim it might have against the supplier of the material in the ordinary course of business.) The Financial Statements fairly state the value of the inventory priced at the lower of cost or market on a first in, first out basis.

              6.23 EMPLOYEE BENEFIT PLANS.

                   (a) Schedule 6.23 lists all of the Company's Employee Benefit Plans. None of such plans is funded, but all of which will be fully funded on or before the Closing. True, correct and complete copies of all of such Employee Benefit Plans have been delivered to Buyer.



                                      12.

                   (b) Neither the Company nor any Employee Benefit Plan has engaged in a transaction (including, but not limited to, the transactions contemplated by this Agreement) in connection with which the Company or any Employee Benefit Plan, directly or indirectly, could be subject to a material liability under Section 4975 of the Internal Revenue Code of 1986, as amended, or Section 406 of ERISA.

                   (c) No material liability to the Pension Benefit Guaranty Corporation has been or is expected to be incurred by the Company with respect to any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) by reason of a plan termination.

                   (d) No accumulated funding deficiency under Section 302 of ERISA or Section 412 of the Internal Revenue Code, whether or not waived, exists with respect to any Employee Benefit Plan which is subject to either of such sections.

                   (e) There has been no event or condition, and no event or condition is expected, that would constitute a "reportable event" (within the meaning of Section 4043 of ERISA) with respect to any Employee Benefit Plan.

                   (f) There is, and as of the Closing Date there shall be, no withdrawal liability under Title IV of ERISA with respect to any multiemployer plan (as that term is used in Section 3(37)(A) of ERISA).

                   (g) Each Employee Benefit Plan is in compliance in all material respects with all applicable requirements of ERISA (including, but not limited to, all disclosure and reporting requirements) and all other laws and regulations.

                   (h) Each Employee Benefit Plan that is intended to be a qualified plan (as described in Section 401(a) of the Internal Revenue
      Code) (i) has received from the Internal Revenue Service a determination that such Employee Benefit Plan is a qualified plan under Section 401 of the Internal Revenue Code, (ii) has been timely and properly amended so as to comply with all laws applicable to such Employee Benefit Plans, including, but not limited to, the Tax Equity and Fiscal Responsibility Act of 1982, the Retirement Equity Act of 1984, and the Tax Reform Act of 1984, (iii) has received a favorable determination letter issued by the Internal Revenue Service with respect to changes required by the Tax Equity and Fiscal Responsibility Act of 1982, the Retirement Equity Act of 1984, the Tax Reform Act of 1984, and all other applicable laws enacted prior to the Tax Reform Act of 1986, and (iv) has at all times been and is being administered and operated in all material respects in compliance with ERISA and the Internal Revenue Code, including, but not limited to, the Tax Reform Act of 1986 and all applicable laws, rules and regulations enacted or promulgated subsequent to the Tax Reform Act of 1986. All required reports and descriptions (including, but not limited to, Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been properly and timely filed or distributed with respect to each Employee Benefit Plan.



                                      13.

                   (i) The Company has complied in all material respects with all continuation coverage requirements related to group health plans under
      Section 4980B of the Internal Revenue Code and any proposed or final regulation promulgated thereunder.

              6.24 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 6.24:

                   (a) Neither of Sellers nor the Company have received any notice or other communication regarding or has any knowledge of any violation of or investigation with respect to any Environmental Law or any health or safety law, ordinance or regulation with respect to the Company or its business or the Property or of any condition or activity that could result in material liability under such laws. Neither of Sellers nor the Company, and to their knowledge no other Person, has spilled, released, used, stored, leaked, generated, transported or disposed of any Hazardous Substances on, under or from the Property or the Other Property that has not been removed, cleaned-up or contained in accordance with Environmental Law. To the knowledge of Sellers, no asbestos or other Hazardous Substances are present on the Property, and nothing on the Property poses a hazardous environmental condition that would materially and adversely affect the use of the Property or that Environmental Law would require to be removed, cleaned-up or contained. Sellers and the Company have provided, or within ten (10) days hereafter shall provide, to Buyer a complete copy of any environmental report, audit or survey prepared with respect to the Property that is in their possession.

                   (b) The assets, properties and operations of the Company comply in all material respects with all applicable Environmental Laws and the terms and conditions of any permit applicable to the Property or the Company's business. The Company is not aware of and has not received any notice of any past, present or future event, condition, circumstance, activity, practice, incident, action or plan which could materially interfere with or prevent compliance or continued compliance in all material respects with any Environmental Law by the Company or its assets or properties which may give rise to any material common law or legal liability, or otherwise form the basis of any action, demand, suit, claim, proceeding, hearing or governmental study or investigation against or involving the Company or its assets or properties which is related in any way to any Hazardous Substance or any Environmental Law.

                   (c) The Company has obtained all permits and authorizations that are required by any Environmental Law for the Company in the operation of its business as currently being conducted and for the current use, occupancy or condition of any of the Property, which are listed on
      Schedule 6.11B.

                   (d) None of the buildings, structures, fixtures or equipment on any of the Property contains any (i) asbestos as defined under any Environmental Law, (ii) urea formaldehyde foam insulation, (iii) polychlorinated biphenyls in concentrations greater than fifty parts per million (including in any electrical transformer or capacitor located on any of the Property) or (iv) any other Hazardous Substance which is prohibited or regulated when present in buildings, structures, fixtures or equipment.



                                      14.

                   (e) To the knowledge of the Company, there are no underground storage tanks (whether or not excluded from regulation under any Environmental Law) on any of the Property, including, but not limited to, any and all underground storage tanks that are in use, abandoned, out of service, closed or decommissioned.

                   (f) To the knowledge of the Company, no wastes, including, but not limited to, garbage and refuse, have been disposed of on any of the Property by the Company, Sellers or any other Person. All wastes generated by the Company are and have been properly transported off site and disposed of in compliance with all applicable Environmental Laws. The Company has not arranged for the disposal or treatment of any Hazardous Substance at, and has not transported or arranged for transportation on behalf of itself or any other Person of any Hazardous Substance to, any facility, site or property listed or proposed for listing on the National Priority List or the Comprehensive Environmental Response, Compensation and Liability Information System list compiled by the Environmental Protection Agency or, to the knowledge of the Company, or any similar or comparable list compiled or maintained by any state or local governmental authority. No portion of any of the Property or any of the Other Property is listed on the National Priority List, the Comprehensive Environmental Response, Compensation and Liability Information System list or, to the knowledge of Sellers, on any similar list compiled or maintained by any state or local governmental authority.

                   (g) The Company has disclosed and made available to Buyer true, complete and correct copies or results of any and all records, reports, studies, analyses, tests and monitoring in the possession of or initiated by the Company pertaining to the existence of any Hazardous Substance in, on, under or affecting the Company, the Property or the Other Property.

              6.25 BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and, to the knowledge of Sellers, have been maintained in accordance with an adequate system of internal controls for the metals service center industry. All such books and records are, and at the Closing shall be, in the possession of the Company. Schedule 6.25 lists all of the incumbent directors and officers of the Company.

              6.26 LOANS. Other than travel advances and similar advances in the ordinary course of business, there are no outstanding loans, debts, or other obligations of the Company to any Seller or any Affiliate of any Seller or from any Seller or any Affiliate of any Seller to the Company, including, but not limited to, guaranties of any obligations to a third party.

              6.27 NO MATERIAL ADVERSE CHANGE. Since February 28, 1997, there has been no material adverse change in the Company's operations, assets, properties, condition (financial or otherwise), results or prospects, and, to the knowledge of Sellers, no event, condition or contingency has occurred or exists that is likely to result in such a material adverse change.



                                      15.

              6.28 DISCLOSURE. Each representation and warranty made by Sellers or the Company in this Agreement, the schedules and exhibits attached hereto, is true, accurate and complete in all material respects. No representation or warranty made by Sellers or the Company contains any untrue statement of a material fact or fails to state a material fact necessary in order to make statements contained therein not misleading. There is no fact which Sellers or the Company has not disclosed to Buyer and which could reasonably be expected to have a material adverse effect on the Company's operations, assets, properties, condition (financial or otherwise), or results. Without limiting the generality of the foregoing representations, Sellers or the Company does not have any knowledge that any supplier, customer, agent or representative of the Company intends to terminate or substantially reduce its sales to or its purchases from or its contractual relationships with or its use of services of the Company or that any such termination or reduction will result from or by reason of the transactions contemplated by this Agreement.

           7. REPRESENTATIONS OF BUYER. Buyer hereby represents, warrants and covenants to Sellers the following, which representations, warranties and covenants shall be true and correct on the date of this Agreement and on the Closing Date (other than any such representations or warranties given as of a specific date, which shall be true and accurate as of such date):

              7.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Buyer has full corporate power and authority to execute and deliver this Agreement and all agreements, documents and instruments specified in it and to perform its obligations under this Agreement and under such instruments and documents.

              7.2 AUTHORIZATION. The execution, delivery and performance of this Agreement by Buyer and all other agreements, documents and instruments specified herein have been, or prior to the Closing shall be, duly authorized by all necessary corporate action of Buyer. Neither the execution, delivery or performance of this Agreement by Buyer, nor the consummation of the transactions contemplated herein will result in a breach or violation of, or default under, or conflict with, Buyer's Restated Articles of Incorporation or bylaws, or any law, rule, regulation, judgment, order, decree, mortgage, agreement, indenture, instrument or arrangement applicable to Buyer.

              7.3 BINDING OBLIGATION. This Agreement and the other agreements, documents and instruments specified herein, when executed and delivered by Buyer, shall constitute a legal, valid and binding obligation of Buyer in accordance with their respective terms, except to the extent the enforcement thereof may be limited by bankruptcy, reorganization, insolvency or similar laws of general applicability governing the enforcement of the rights of creditors or by general principles of equity (regardless of whether considered in a proceeding at law or in equity). Buyer knows of no equitable grounds on which the validity or enforceability of this Agreement may be challenged.

              7.4 NO CONSENTS. No consent, approval, authorization, license, permit or other action by, and no filing or registration with, any governmental or regulatory authority or any other person, that has not already been obtained and is in full force and effect, is required by



                                      16.

Buyer for the consummation by the Buyer of the transactions contemplated by this Agreement other than (i) compliance with any applicable requirements of the HSR Act , (ii) compliance with any applicable requirements of federal and state securities laws, and (iii) consents of the Board of Directors and primary lender of Buyer.

              7.5 CLAIMS; LITIGATION. No claims, litigation or other proceedings are pending or, to Buyer's knowledge, threatened against Buyer which could adversely affect the consummation of this transaction.

              7.6 BANKRUPTCY; FINANCIAL STATEMENTS. Buyer has not filed (or had filed against it) any petition in bankruptcy or for protection under any receivership or insolvency laws. The financial statements filed by Buyer with the Securities and Exchange Commission have been prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise set forth in the notes thereto) and fairly present the financial condition of Buyer. Since June 30, 1997, there has been no material adverse change in the operations, assets, properties, condition (financial or otherwise), or results of Buyer.

              7.7 ACCURATE REPRESENTATIONS. Each representation and warranty made by Buyer in connection with this Agreement, including those in this Agreement, the schedules and exhibits, is true, accurate and complete in all material respects. No representation or warranty made by Buyer contains any untrue statement of a material fact or fails to state a material fact necessary in order to make statements contained therein not misleading. There is no fact which Buyer has not disclosed to Sellers and which could reasonably be expected to have a material adverse effect on Buyer's operations, assets, properties, condition (financial or otherwise), or results.

              7.8 INVESTMENT INTENT. Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and have not been registered or qualified under the securities laws of any state of the United States, and that the Shares may not be resold absent such registration or qualification unless an exemption from the registration or qualification requirements is available. Buyer acknowledges that it has no right to require the Company to register the Shares under the Securities Act or to register or qualify the Shares under the securities laws of any state of the United States. Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view to distribution of the Shares. Buyer has such knowledge and experience in business matters to be able to evaluate the merits and risks of an investment in the Shares and to make an informed decision with respect to that investment. Buyer is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

           8. CONDUCT OF BUSINESS. Sellers and the Company hereby covenant and agree with Buyer that from the date hereof until the Closing Date:

              8.1 ORDINARY COURSE. The Company shall conduct its business in its ordinary and usual course, with no material changes in its method of operation, and the Company shall maintain in full force and effect all licenses, permits, and insurance policies currently in effect which are material to the conduct of the Company's business as it is currently conducted.



                                      17.

              8.2 PRESERVATION OF GOODWILL. The Company shall use its commercially reasonable efforts to preserve intact its goodwill, business organizations and relationships with third parties (including, but not limited to, lenders, suppliers, customers, lessors, lessees, licensors and licensees), as well as the existing books and records of the Company (including, but not limited to, the articles of incorporation, bylaws, and minute book of the Company, any Tax returns filed by the Company, all journals, accounts, ledgers or other financial records of the Company) and to keep available the services of its present officers, employees and agents. Without limiting the generality of the foregoing, from February 28, 1997, until the Closing Date, the Company has not, except as set forth on Schedule 8.2, and shall not, except as otherwise contemplated by this Agreement and except in the ordinary course of business:

                   (a) Sell, lease, license, transfer or otherwise dispose of, or agree or commit to sell, lease, license, transfer or otherwise dispose of, any of its fixed assets;

                   (b) Change, amend or otherwise modify its articles of incorporation or bylaws (including, but not limited to, any change in its capital stock by reclassification, subdivision, reorganization or otherwise);

                   (c) Merge or consolidate with or into, or acquire all or substantially all of the assets of, any Person, or agree or commit to do any of the foregoing;

                   (d) Issue, sell or otherwise dispose of or agree or commit to issue, sell or otherwise dispose of any shares of its capital stock or any options, warrants, or securities convertible into or representing rights to purchase or subscribe to any shares of capital stock;

                   (e) Declare, pay or make any dividends or distributions to any Person, except for dividends paid by the Company for the purpose of providing funds to Sellers to pay federal and state income taxes on the taxable income of the Company attributable to Sellers through the Closing Date;

                   (f) Create, incur, assume, guarantee or allow to exist, or agree, commit or obligate itself to create, incur, assume, guarantee or allow to exist, any long-term debt other than any long-term debt reflected in the balance sheet of the Company contained in the financial statements of the Company as of February 28, 1997, as audited and certified by Ernst & Young LLP;

                   (g) Create, assume or allow to exist any lien, encumbrance, security interest, claim or obligation on its capital stock or any of its Property or personal property, except for the Permitted Exceptions;

                   (h) Increase, or agree to increase, the compensation payable or to become payable to any of its directors, officers, employees, agents or consultants or pay bonuses or make other payments or distributions of any kind to any such Person (other than increases in the compensation of employees who are not officers of the



                                      18.

      Company or increases in fees of third-party consultants if such increases are made in the ordinary course of its business and consistent with past practices);

                   (i) Create, make, change or adopt any bonus, profit sharing, pension or other Employee Benefit Plan or similar payment, plan or arrangement to or for the benefit of its directors, officers, employees, agents or consultants;

                   (j) Use or agree or commit to use any of the assets of the Company or take any other action for other than a proper corporate purpose or outside the ordinary course and scope of the business of the Company;

                   (k) Enter into, make, change or commit itself to enter into or change any agreement or arrangement with any Person, including, but not limited to, any employment agreement or arrangement, with any of its directors, officers, employees, agents or consultants, other than agreements with suppliers, manufacturers, vendors, or customers in the ordinary course of the Company's business; or

                   (l) Enter into, make, commit itself to enter into or agree to any covenant not to compete, non-competition agreement, exclusive sales or distribution agreement or arrangement, payment of commissions on sales other than sales made by the Company's existing sales representatives or similar arrangements limiting or prohibiting the Company's sales of products, sales to or purchases from any customers or vendors or sales in any market.

              8.3 COMPLIANCE. The Company shall comply in all material respects with all laws applicable in connection with its operations, and Sellers and the Company shall comply with all laws that may be applicable for the valid and effective consummation of the transaction contemplated hereby.

           9. ADDITIONAL COVENANTS. Sellers, the Company and Buyer hereby covenant and agree to the following actions:

              9.1 TAX MATTERS. The Company shall prepare and file all federal, state, local and foreign Tax returns, declarations of estimated Tax and Tax reports for each Tax period ending prior to the Closing Date with respect to the Company and its income, assets, properties and operations and shall prepare and file appropriate Tax returns for the period from March 1, 1997 through the Closing Date. All Taxes shown on all such returns, declarations or reports shall be properly and accurately determined, shall be accrued on the Company's books to the extent that such Taxes are not yet due and shall be paid to the extent that such Taxes are due. Prior to the Closing, Sellers and the Company shall furnish copies of all Tax returns, declarations, reports and financial statements to Buyer and its accountant promptly after such Tax returns, declarations, reports and financial statements have been prepared and, where applicable, filed. After the Closing, the parties shall cooperate with one another and provide access to all information, data and records as may be reasonably required in connection with these matters. All income tax returns of the Company for the tax periods ending on or before the



                                      19.

Closing Date shall be prepared at the Company's expense by the tax accountant engaged by the Company in a manner consistent with prior returns.

              9.2 SELLERS' COVENANT. No later than 10 business days after the date of this Agreement, any Seller that is an entity shall provide to Buyer certified copies of its charter documents, and, from the date of this Agreement to the Closing Date, Sellers shall not sell, pledge, hypothecate, encumber or dispose of any of the Shares or commit or agree to do so.

              9.3 NOTICE OF CERTAIN EVENTS. Sellers and/or the Company promptly shall notify Buyer as soon as Sellers and/or Buyer becomes aware of (i) any material adverse change in the business, operations, condition (financial or other), Property or assets of the Company; (ii) the receipt of any notice or other communication from any Person (other than Buyer) relating to the transactions contemplated by this Agreement or materially affecting the operations, Property or assets of the Company; and (iii) any action, suit, claim, or legal, administrative or arbitration proceedings or investigation commenced or threatened against, relating to or involving the Company or its business.

              9.4 HART-SCOTT-RODINO FILING. Sellers, the Company and the Buyer shall determine whether the preparation and filing of any applications, documents, reports or other instruments are required to be filed under the Hart-Scott-Rodino Act, and the rules and regulations promulgated under such act. If required, a Notification and Report Form shall be promptly filed in accordance with the Hart-Scott-Rodino Act and such rules and regulations following the execution of this Agreement.

              9.5 STANDSTILL AND CONFIDENTIALITY.

                   (a) STANDSTILL. Sellers and the Company shall immediately terminate any existing discussions or negotiations with any Person other than Buyer regarding the possibility sale of the outstanding capital stock or substantially all of the assets of the Company and shall not enter into or entertain any negotiations or otherwise discuss with such Person the possible sale of the outstanding capital stock or substantially all of the assets of the Company to any other Person. In the event that while this Agreement is in effect, the Company or any Seller receives an unsolicited offer to purchase the outstanding capital stock or substantially all of the assets of the Company, such person shall promptly provide to Buyer a copy of any written offer or details of any oral offer so received. Without limiting the foregoing, so long as this Agreement is in effect neither the Company nor Sellers shall, directly or indirectly, solicit or engage in discussions or negotiations with or provide any information to or otherwise cooperate with any other Person seeking to acquire or expressing an interest in acquiring any of the Shares or any of the assets (other than inventory in the ordinary course of the Company's business consistent with past practices) or business of the Company or for the purpose of otherwise effecting a transaction inconsistent with the transactions contemplated by this Agreement.

                   (b) CONFIDENTIALITY. Sellers, the Company and Buyer may receive confidential information of one or more of the other parties. Each party agrees not to disclose any of that confidential information to any other person, other than the



                                      20.

      party's accountants, attorneys, investment bankers, lenders, officers, directors, and employees with a need to know such information in connection with this Agreement and the transactions contemplated hereby, and shall maintain as confidential information all such information so received. Without limiting the foregoing, no party shall disclose the existence or details of the negotiation of the definitive agreements, the transaction, the terms and conditions of this Agreement or any information or data relating to the business, operations, assets, financial conditions, prospects, customers, vendors, policies and procedures or other information of any other party unless such information is otherwise publicly available or the disclosing party consents in writing to such disclosure. The confidential information shall be used solely for purposes of this transaction.

                   (c) TERM. After the Closing Date or earlier termination of this Agreement, Sellers, the Company and Buyer and their representatives, agents and employees will continue to hold in strict confidence any documents, data or information obtained from another party in accordance with the terms of Agreement. If the transactions provided for herein are not consummated for any reason, the party receiving such documents, data or information shall return it upon request to the Person providing it, shall continue to hold in strict confidence all such documents, data and information and shall not use any such documents, data or information. This obligation and covenant shall survive the termination of this Agreement.

              9.6 SPOUSAL CONSENT. On or before the Closing, Sellers shall obtain and deliver to Buyer the written consent of Sellers' respective spouses, if any, to this Agreement and the sale of the Shares. The consent shall be in the form attached hereto as Exhibit C. Sellers shall have full power and authority to represent their spouses with respect to all matters arising under this Agreement or the transactions contemplated hereby, including, but not limited to, any amendment or modification of this Agreement, the Holdback Agreement and any transactions contemplated by either, and all actions taken by Sellers shall be binding upon their spouses as if expressly ratified and confirmed in writing by each of them.

              9.7 TAX ELECTION. Buyer shall have access to all necessary information to determine whether or not to make an election under Section 338(h)(10) of the Internal Revenue Code. If Buyer determines that such an election would be beneficial to Buyer, Sellers shall make such an election; provided that, if the election is more detrimental to Sellers than it is beneficial to Buyer, no party shall be required to make the election. To the extent that Sellers are required to pay Taxes in excess of the amount of Taxes that would be due if the election under Section 338(h)(10) had not been made ("Excess Taxes"), Buyer shall reimburse Sellers for such Excess Taxes or shall adjust the Purchase Price by an amount equal to the Excess Taxes, plus an additional amount equal to the Taxes imposed on Sellers that are attributable to their receipt of payments under this Section 9.7.

              9.8 RIGHT OF FIRST REFUSAL. If at any time during the three years following the Closing Buyer decides to sell more than fifty percent (50%) of the Shares or substantially all of the assets of the Company, other than to an Affiliate of Buyer, Buyer shall notify Sellers in writing of the terms upon which it proposes to sell such Shares or assets.



                                      21.

Sellers, jointly or severally, shall have ten (10) days in which to elect to purchase such Shares or assets under the terms set forth in Buyer's notice. If Sellers do not respond in writing within such ten (10) day period, Buyer shall be entitled to sell the Shares or the assets on the stated terms and conditions or on terms and conditions that are no more favorable to the transferee and Sellers' right of first refusal shall terminate. If Sellers elect to purchase the Shares or assets being offered, the closing of such sale will be held within thirty (30) days after such election.

              9.9 STOCK OPTION PLANS. Following the Closing, Grant, Almond and other key employees of the Company shall be entitled to participate in Buyer's stock option plans to the extent and under the same terms and conditions as the employees of other subsidiaries of Buyer.

              9.10 DIRECT REPORTING. Following the Closing, the president of the Company shall report directly to the president or chief executive officer or other designated officer of Buyer.

              9.11 KEY EMPLOYEES. Sellers and the Company shall use their commercially reasonable efforts to retain the services of the Company's key employees, without entering into agreements with such persons.

              9.12 INDEMNITY OF DIRECTORS AND OFFICERS. Buyer agrees that all rights to indemnification and all limitations or exculpation of liabilities existing in favor of the officers and directors of the Company as provided in the Company's articles of incorporation and bylaws as in effect as of the date hereof shall continue in full force and effect for a period of two years from the Closing Date, provided that, in the event that any action, suit, claim, proceeding or investigation is asserted or made within such two -year period, all rights to indemnification in respect of any such action, suit, claim, proceeding or investigation shall continue until final disposition of any and all such actions, suits, claims, proceedings or investigations and provided further that Sellers conducted themselves, as officers or directors of the Company, in good faith and reasonably believed that such conduct was in the best interests of the Company or at least not opposed to the best interests of the Company, as required by Section 14-2-851 of the Georgia Business Corporation Code.

          10. ACCESS TO FACILITIES AND RECORDS

              10.1 INSPECTION PERIOD. Buyer shall have a period of 30 days from the date of this Agreement (the "Contingency Period") in which to review, investigate and inspect the Company's business, operations, condition (financial and other), books and records, Property, assets and the documents to be provided hereunder. In the event that Buyer determines within such period that the Company's business, operations, condition (financial or other), Real Property or assets are not as represented by Sellers, Buyer may terminate this Agreement in accordance with Section 10.5. Buyer may obtain a Phase I and/or Phase II environmental audit of the Property. Sellers and the Company shall cooperate with Buyer during such period and facilitate the process as set forth herein; provided that Buyer shall not contact any governmental authority or third party without the prior written consent of Sellers unless required to do so by law; or provided that Buyer shall not disclose or provide the results of any of the foregoing to



                                      22.

Sellers, the Company, any governmental authority or any third party unless requested in writing by the Sellers or required to do so by law. All information obtained or developed by Buyer pursuant to this Section 10.1 shall be confidential information for purposes of Section 9.6. Sellers shall, on or before the Closing Date, remove, remedy or cure any environmental contamination which is disclosed by Buyer's environmental audit and to which Buyer objects unless within three business days after Buyer's objection to any such environmental contamination pursuant to this Section 10.1 Sellers elect to terminate this Agreement in accordance with Section 10.5 hereof. Sellers acknowledge that the Phase I and/or Phase II audits of the Alabama Facility, the Georgia Facility and the North Carolina have disclosed certain contamination on or near the sites of such facilities which is described in Schedule 10.1 to this Agreement (the "Disclosed Contamination"). In the case of the Georgia Facility, Sellers are conducting further tests to determine the extent of the contamination and the estimated cost to remedy such contamination. In the case of the Alabama Facility and the North Carolina Facility no further tests are being conducted. Sellers and Buyer agree that, prior to the Closing, Sellers and Buyer will endeavor to agree on the estimated cost to remedy the Disclosed Contamination. If Sellers and Buyer reach an agreement as to the estimated cost to remedy the Disclosed Contamination prior to Closing. Sellers shall accrue a liability on the financial statements of the Company in the amount of such estimated cost . Regardless of whether Sellers and Buyer agree on an estimated cost to remedy the Disclosed Contamination, Sellers shall remain liable with respect to such Disclosed Contamination pursuant to Section 18.1 and with respect to the cost of any remedial work or any other Losses incurred by Buyer or the Company in excess of any accrued liability; provided that the Company shall pay the costs of litigation against third parties that it believes to be liable for the Disclosed Contamination with respect to the Alabama Facility and the North Carolina Facility. Nothing in this Section 10.1 shall limit the right of Buyer to make a claim for indemnification pursuant to Section 18.1 to the extent that the Losses incurred by Buyer do not relate to the Disclosed Contamination. Nothing in this Section 10.1 shall limit the right of Sellers to terminate this Agreement pursuant to this Section 10.1 and Section 10.5 of this Agreement.

              10.2 ACCESS. So long as this Agreement is in effect, Sellers and the Company shall give Buyer and Buyer's employees, counsel, accountants, and other representatives or agents reasonable access during normal business hours to the Facilities and to such of the Company's Property, assets, properties, personnel, books, contracts, commitments and records as relate to the Company's business, including, but not limited to, certified copies of the Company's articles of incorporation, bylaws, and minute book and all amendments thereto, any Tax returns filed by the Company, all books, records, financial statements, accounts, budgets, contracts, reports, journals, ledgers or other financial records of the Company, any sales, customer, inventory, credit, personnel and other operational records, any contracts, agreements or commitments with suppliers, manufacturers or any other Person, and any real or personal property leases, licenses or options and other information or data of the Company; provided that the Buyer shall not contact any customer, supplier, employee or other third person in connection with the foregoing without the prior written consent of the Sellers. Buyer or its representatives shall be entitled to copy any such information or documents, at its expense. All information obtained or developed by the Buyer pursuant to this Section 10.2 shall be confidential information. Sellers and the Company shall permit Buyer and such representatives to examine all



                                      23.

records and working papers relating to the preparation of the financial statements or Tax returns of the Company.

              10.3 UCC REPORT. No later than 10 business days after the date of this Agreement, Sellers shall provide Buyer with a report from each of the jurisdictions in Georgia and in each of the states in which the Company is qualified to do business showing all UCC filings and liens against the Company or Sellers as of the most recent date practicable.

              10.4 PTR'S. No later than 10 business days after the date of this Agreement, Sellers or the Company shall provide Buyer with a preliminary title report issued by a mutually acceptable title company (the "Title Company") for each parcel of Real Property, with copies of all underlying documents and copies of any environmental audits or reports prepared or obtained and made available to the Company by the Title Company. Buyer shall have a period of 10 business days in which to review all such documents and object to any title exceptions to the Company's interest in the Real Property other than (i) liens for taxes not yet due and payable, (ii) easements, covenants, conditions and restrictions that do not adversely affect the use of such parcel of Real Property, and (iii) any liens or encumbrances created by Buyer. Sellers shall, on or before the Closing, remove, remedy or cure any exceptions to title to which Buyer objects in accordance with this Section 10.4 unless within 3 business days after Buyer's objection to any such title exception pursuant to this Section 10.4 Sellers elect to terminate this Agreement in accordance with Section 10.5 hereof.

              10.5 TERMINATION OF AGREEMENT. This Agreement may be terminated and abandoned at any time prior to the Closing:

                   (a)    By mutual agreement of Sellers on the
      one hand and of Buyer of the other;

                   (b) By Sellers, if the conditions set forth in Section 12 shall not have been complied with or performed and such non-compliance or non-performance shall not have been cured or eliminated by Buyer on or before the Closing Date; provided that, if Buyer has not obtained the consent of its Board of Directors or its primary lender prior to the date of such termination, Buyer shall reimburse the Company for its out-of-pocket costs and expenses in connection with this Agreement;

                   (c) By Buyer, if Buyer elects to terminate this Agreement as set forth in Section 10.1 or if the conditions set forth in Section 11 shall not have been complied with or performed and such non-compliance or non-performance shall not have been cured or eliminated by Sellers on or before the Closing Date; or

                   (d) By Sellers, if Sellers elect to terminate this Agreement as set forth in Section 10.1 or 10.4.

                   (e) In the event that this Agreement is terminated pursuant to this Section 10.5, no party hereto (or any of its shareholders, directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that (i)



                                      24.

      nothing herein shall relieve any party from liability for any willful breach of this Agreement, (ii) Sections 9.5(b), 9.5(c), 10.5(b) and 14 shall remain in full force and effect and (iii) as set forth in Section 10.5(b) above.



            11. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. All of the obligations of Buyer under this Agreement are subject to the satisfaction of each of the following conditions on or before the Closing:

              11.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers and the Company contained in this Agreement or in any schedule or exhibit hereto shall be true and accurate in all material respects on and as of the Closing Date (other than any such representations or warranties given as of a specific date, which shall be true and accurate as of such date), with the same force and effect as if made on the Closing Date, except as affected by transactions contemplated or permitted hereby and Sellers and two officers of the Company shall so certify at the Closing.

              11.2 PERFORMANCE OF COVENANTS. Sellers and the Company shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by Sellers or the Company on or before the Closing Date pursuant to this Agreement or any schedule or exhibit hereto, including, but not limited to, the transfer of the Shares to Buyer in the manner set forth herein, and Sellers and two officers of the Company shall so certify at the Closing.

              11.3 APPROVAL OF AGENCIES. All applicable waiting periods under the Hart-Scott-Rodino Act relating to the transactions contemplated by this Agreement shall have expired or early termination of such waiting periods shall have been granted.

              11.4 CONSENTS; NO INJUNCTION. Buyer shall have received the consent of its primary lender, if required, and the consent of its Board of Directors for the acquisition of the Shares in a form satisfactory to Buyer and its counsel. No provision of any applicable law, statute, rule, regulation or ordinance and no judgment, injunction, order or decree shall prohibit the consummation of the transactions contemplated by this Agreement in accordance with its terms.

              11.5 PHYSICAL INVENTORY. On or before the Closing, the Company shall have completed a physical inventory of its inventory, with representatives of Buyer present.

              11.6 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, operations, financial condition or assets of the Company prior to the Closing Date, and Buyer shall have completed its review, investigation and inspection as required by Section 10 without, Buyer or Sellers terminating this Agreement. It shall be deemed to be a material adverse change for the purposes of this Section 11.6 if any Loss individually or Losses in the aggregate result in costs to the Company in excess of $50,000. Buyer shall have the right to terminate this Agreement as a result of such material adverse change.



                                      25.

              11.7 SHAREHOLDERS' EQUITY. Sellers shall prepare and provide to Buyer an unaudited balance sheet, prepared in accordance with generally accepted accounting principles, accurately reflecting the Company's books and records as of a date not more than three business days prior to the Closing, and in a manner consistent with the Company's financial statements provided to Buyer, showing the amount of the Company's Shareholders' Equity as not less than $250,000.

              11.8 DELIVERY OF DOCUMENTS. Sellers and the Company shall provide, on or before the Closing, all funds and documents required to consummate the transactions contemplated by this Agreement, including but not limited to:

                   (a) The certificates representing the Shares duly endorsed for transfer or accompanied by duly executed stock powers;

                   (b)    The duly executed Holdback Agreement;

                   (c) Termination statements or other evidences of satisfaction, cure or remedy, in form to Buyer's reasonable satisfaction, duly endorsed by all appropriate Persons, confirming that exceptions to title to the Real Property or other assets or liens against the Company's business or assets not permitted under this Agreement have been terminated, cured or removed;

                   (d)    Spousal consents duly executed;

                   (e) Non-Competition Agreements duly executed by Sellers;

                   (f) Certified copies of resolutions of the Board of Directors of the Company, in form to Buyer's reasonable satisfaction, authorizing the execution and delivery of this Agreement and the consummation of the purchase and sale contemplated hereby;

                   (g) Certificates of good standing or status issued by the Secretary of State of Georgia and any other state in which the Company is qualified to do business in customary form confirming that the Company is duly incorporated or qualified to do business (as applicable), validly existing and in good standing;

                   (h) Certificates of Sellers required by Sections 11.1 and 11.2, all in form to Buyer's reasonable satisfaction;

                   (i) Certificates of the Company required by Sections 11.1 and 11.2, as well as an incumbency certificate confirming the officers of the Company and their authorized signatures, all in form to Buyer's reasonable satisfaction;

                   (j) An opinion of counsel for Sellers and the Company in the form attached hereto as Exhibit D to the effect that the Company is a corporation duly organized and existing under the laws of the State of Georgia; that Sellers and the



                                      26.

      Company have full power and authority to execute and deliver this Agreement, the Holdback Agreement, the Non-Competition Agreements and the certificates required by Sections 11.1, 11.2 and 11.8(f) and (i) and to perform their obligations under this Agreement, the Holdback Agreement, the Non-Competition Agreements and the certificates required by Sections 11.1, 11.2 and 11.8(f) and (i); that the actions of the Company have been duly authorized by all necessary corporate action and are not in conflict with any provision of the articles of incorporation or bylaws or other charter documents of the Company and that the actions of the Company and Sellers, to the knowledge of such counsel, are not in conflict with any material contract or agreement, that to the knowledge of such counsel, there are no outstanding judgments, orders, writs, injunctions, decree or claims pending before any court or governmental authority or overtly threatened (i) with respect to any of Sellers or the Company or (ii) which seek to restrain, prohibit or challenge the transactions contemplated by Sellers and the Company and that this Agreement, the Holdback Agreement, the Non-Competition Agreements and the certificates required by Sections 11.1, 11.2 and 11.8(f) and (i) are legally binding and enforceable against the Company and Sellers in accordance with each of their terms;

                   (k) Confirmation reasonably acceptable to Buyer that Almond, Grant and William T. Hellstein shall continue as employee(s) of the Company; and

                   (l) The resignations of the officers and directors of the Company.

          12. CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS. All of the obligations of Sellers under this Agreement are subject to the satisfaction of each of the following conditions on or before the Closing:

              12.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement or in any schedule or exhibit hereto shall be true and accurate in all material respects on and as of the Closing Date, with the same force and effect as if made on the Closing Date, except as affected by transactions contemplated or permitted hereby, and an officer of Buyer shall so certify at the Closing.

              12.2 PERFORMANCE OF COVENANTS. Buyer shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by Buyer on or before the Closing Date pursuant to this Agreement or any schedule or exhibit hereto, including, but not limited to, the payment of the Purchase Price to Sellers in the manner set forth herein, and an officer of Buyer shall so certify at the Closing.

              12.3 APPROVAL OF AGENCIES. All applicable waiting periods under the Hart-Scott-Rodino Act relating to the transactions contemplated by this Agreement shall have expired or early termination of such waiting periods shall have been granted.



                                      27.

              12.4 NO INJUNCTION. No provision of any applicable law, statute, rule, regulation or ordinance and no judgment, injunction, order or decree shall prohibit the consummation of the transactions contemplated by this Agreement in accordance with its terms.

              12.5 DELIVERY AT CLOSING. Buyer shall provide, on or before the Closing, all funds and documents required to consummate the transactions contemplated by this Agreement, including but not limited to:

                   (a) The Payments at Closing shall be paid by Buyer as hereinabove provided;

                   (b) A certified copy of the resolutions of the Board of Directors of Buyer, in form to Sellers' reasonable satisfaction, that the execution of this Agreement and the consummation of the purchase and sale contemplated hereby have been duly authorized;

                   (c) Certificates required by Sections 12.1 and 12.2, as well as an incumbency certificate confirming the officers of Buyer and their authorized signatures, all in form to Sellers' reasonable satisfaction;

                   (d) An opinion of counsel for Buyer to the effect that Buyer is a corporation duly incorporated and existing under the laws of California; that Buyer has full corporate power to execute and deliver this Agreement and all instruments and documents provided for in or contemplated by this Agreement and, to perform its obligations under this Agreement and under such instruments and documents; that such actions have been duly authorized by all necessary corporate action and are, not in conflict with any provision of the Restated Articles of Incorporation or Bylaws of Buyer or, to the knowledge of such counsel any material contract or agreement of Buyer; and

              13. NON-COMPETITION AGREEMENTS. Almond and Grant shall each execute and deliver to Buyer at the Closing, a non-competition agreement in the form attached hereto as Exhibit E.

              14. EXPENSES. Buyer, Sellers and the Company shall each pay their own expenses incurred in connection with this Agreement and the transactions contemplated herein, whether or not the transactions contemplated herein are consummated; provided that the Company shall pay, either before or after the Closing, no more than $50,000 in expenses for this Agreement and the transactions contemplated hereby, including, but not limited to, the costs of the Closing audit and Tax returns, accountants' fees, attorneys' fees and commissions, fees or expenses of the investment banker.

              15. BROKER. No broker, finder or similar agent has been employed by or on behalf of Sellers, the Company or Buyer in connection with this Agreement or the transactions contemplated by this Agreement, and no broker, finder or similar agent is entitled to any broker's or finder's commission, fee, compensation or similar payment in connection with this Agreement or the transactions contemplated by this Agreement based on any agreement, arrangement or



                                      28.

understanding with Sellers, the Company or Buyer or any Affiliate thereof or any action taken by any such Person. Each party hereto shall indemnify and hold harmless each of the other parties from and against any claim of third parties for any such commission, fee, compensation or payment in connection with the transactions contemplated herein insofar as such claims are alleged to be due or based on arrangements or agreements made by the indemnifying party or as a result of the actions of the indemnifying party.

          16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND RELATED
AGREEMENTS. Subject to Section 18.5, all of the terms, covenants, representations and warranties and agreements contained in or made pursuant to this Agreement shall survive the Closing Date and the investigation by or on behalf of Buyer. All statements contained herein or in any certificate, schedule, list or exhibit attached hereto or required to be delivered pursuant hereto shall be deemed representations and warranties within the meaning of this
Section 16.

          17. Intentionally Omitted.

          18. INDEMNIFICATION.

              18.1 SELLERS.

                   (a) INDEMNITY. Sellers, jointly and severally, shall defend and indemnify Buyer and hold Buyer wholly harmless from and against any and all Losses, liabilities, damages, costs (including, without limitation, court costs) and expenses (including, without limitation, reasonable attorneys' fees) which Buyer or the Company incurs as a result of, or with respect to, any inaccuracy in or breach of any representation, warranty, covenant or agreement of Sellers contained in this Agreement.

                   (b) CLAIMS. In the event that Buyer shall receive written notice of any claim or proceeding that, if successful, might result in a claim under this Section 18.1 by Buyer, Buyer shall give Sellers written notice of such claim or proceeding and shall permit Sellers to participate in the defense of such claim or proceeding by counsel selected by Sellers and at the expense of Sellers. In addition, upon written notice to Buyer, Sellers may assume the defense of any such claim or proceeding, Sellers shall not be liable for any settlement of any such claim effected without their prior written consent. Whether or not Sellers choose to assume the defense of any such claim or proceeding, Sellers and Buyer shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. Sellers shall be subrogated to all rights and remedies of Buyer in respect of any and all losses, liabilities, damages, costs and expenses suffered by Buyer.

              18.2 BUYER.

                   (a) INDEMNITY. Buyer shall defend and indemnify Sellers and hold Sellers wholly harmless from and against any and all Losses, (including court costs) and



                                      29.

      expenses (including, without limitation, reasonable attorneys' fees) which Sellers incur as a result of, or with respect to, any inaccuracy in or breach of any representation, warranty, covenant or agreement by or on behalf of Buyer contained in this Agreement.

                   (b) CLAIMS. In the event that Sellers shall receive written notice of any claim or proceeding that, if successful, might result in a claim under this Section 18.2 by Sellers, Sellers shall give Buyer written notice of such claim or proceeding and shall permit Buyer to participate in defense of such claim or proceedings by counsel selected by Buyer and at the expense of Buyer. In addition, upon written notice to Sellers, Buyer may assume the defense of any such claim or proceeding. Buyer shall not be liable for any settlement of any such claim effected without its prior written consent. Whether or not Buyer chooses to assume the defense of any such claim or proceeding, Sellers and Buyer shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. Buyer shall be subrogated to all rights and remedies of Sellers in respect of any and all losses, liabilities, damages, costs and expenses suffered by Sellers.

              18.3 NOTICE OF CLAIM. Buyer or Sellers, as the case may be (the "Indemnified Party"), shall promptly notify the other (the "Indemnifying Party") in writing of any claim for indemnification hereunder, specifying in reasonable detail the basis of such claim, the facts pertaining thereto, and if known, the amount, or an estimate of the amount, of the liability arising therefrom. The Indemnified Party shall provide to the Indemnifying Party, as promptly as practicable thereafter, information and documentation reasonably requested by the Indemnifying Party to support and verify the claim asserted.

              18.4 THRESHOLD. The Indemnifying Party shall have no obligation to indemnify the Indemnified Party under this Article 18 with respect to Losses until the aggregate amount of any loss, liability, damage, cost or expense exceeds $100,000, and then the Indemnifying Party shall be obligated to indemnify the Indemnified Party for the entire aggregate amount of such loss, liability, damage, cost or expense.

              18.5 TIME TO ASSERT CLAIM

                   (a) Except as hereinafter provided in this Section 18.5 to the contrary, any claim for indemnification under Section 18.1 or 18.2 hereof shall be asserted by written notice to the Indemnifying Party on or before the date which is two years from the Closing Date (the "Indemnity Deadline"). Any matters as to which a claim has been asserted under
      Section 18.1 or 18.2 on or before the Indemnity Deadline, and which are pending or unresolved as of the Indemnity Deadline, shall continue to be covered by such Section until finally terminated or resolved.

                   (b) Notwithstanding the provisions of 18.5(a), a claim based upon a breach of the representations and warranties set forth in Sections
      5.1 (Ownership of Shares), 5.7 (Subchapter S Election and Status), 6.10 (Tax Matters), 6.24 (Environmental Matters), 6.27 (No Material Adverse Change) or 8.2 (Preservation of



                                      30.

      Goodwill) shall survive and may be asserted until the applicable statute of limitations with respect to such claim has expired. Any matters as to which a claim has been asserted under Section 18.1 or 18.2 (with respect to a breach of the representations and warranties in Sections 5.1, 5.7, 6.10, 6.24, 6.27 or 8.2) on or before the expiration of the statute of limitations, and which are pending or unresolved as of the expiration of the applicable statute of limitations, shall continue to be covered by such Section until finally terminated or resolved.

                   (c) Notwithstanding the preceding provisions, any representation, warranty, covenant or agreement with respect to which Buyer or the Company may exercise its right to seek recourse against the Holdback under this Agreement shall survive until the time at which such representation, warranty, covenant or agreement would otherwise terminate pursuant to this Section , if notice of any proceeding or the event, circumstance or state of facts giving rise to such right to seek recourse shall have been given to Sellers in accordance with this Agreement.


              18.6 LIMITATIONS ON INDEMNIFICATION. Notwithstanding the provisions of Sections 18.1 and 18.2 of this Agreement, the Indemnifying Party shall not be obligated to defend, indemnify or hold harmless the Indemnified Party from or against any Loss, liability, damage, cost or expense pursuant to
Section 18.1 or 18.2 unless and to the extent that a given claim exceeds $1,000. In no event will the aggregate obligations of all Sellers to Buyer under Section 18.1, or the aggregate obligations of Buyer to all Sellers under Section 18.2, exceed $2.5 million, except in the case of fraud, in which event there shall be no limit.

              18.7 SHAREHOLDER LIABILITY. Notwithstanding anything in this Agreement to the contrary, the personal liability of each Seller with respect to any claim by Buyer under this Agreement shall be limited to the amount shown opposite such Seller's name on Schedule 18.7 as such Seller's percentage ownership interest in the Company times $2.5 million, except in the case of fraud, for which there shall be no limit.

          19. BINDING. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective representatives, successors and assigns. This Agreement may be assigned by Buyer without the written consent of Sellers to an Affiliate of Buyer, so long as Buyer remains liable for all obligations hereunder of such Affiliate, but may not be assigned by Sellers without the prior written consent of Buyer.

          20. ENTIRE AGREEMENT. This Agreement and its exhibits, schedules and attachments, contain the full and complete understanding and the entire agreement of the parties hereto with respect to the acquisition of the Shares and all other transactions contemplated herein and, except as specifically set forth herein, supersedes all prior agreements or understandings among the parties hereto relating to the subject matter hereof, including, but not limited to, that letter dated July 8, 1997.

          21. AMENDMENT. This Agreement may be amended, modified or supplemented only by written instruments signed by all parties hereto.



                                      31.

          22. SEVERABLE. In the event any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby.

          23. NOTICES. All notices, requests, demands and other communications under this Agreement to the parties shall be in writing and shall be personally delivered or sent by commercial courier, facsimile (with the original by mail) or certified or registered mail, postage prepaid, to the following addresses:

Sellers:                  Steve Almond
                          9470 River Club Parkway
                          Duluth, Georgia  30136

                          Wayne Grant
                          1827 Mallard Lake Drive
                          Marietta, Georgia  30068

                          Kareth L. Grant
                          215 Duncan Hall
                          Auburn, Alabama 36830-5835


With a copy to:           King & Spalding
                          191 Peachtree Street
                          Atlanta, Georgia 30303
                          Attn: John D. Capers, Jr., Esq.
                          Facsimile: (404) 572-5100


The Company:              Phoenix Corporation
                          4685 Buford Highway
                          Norcross, Georgia 30091
                          Attn: William T. Hellstein
                                Chief Financial Officer
                          Facsimile:  (770) 246-8166


Buyer:                    Reliance Steel & Aluminum Co.
                          2550 East 25th Street
                          Los Angeles, California  90058
                          Attn: President
                          Facsimile: (213) 582-2801

                                      32.

With a copy to:           Arter & Hadden
                          700 Flower Street
                          Suite 3000
                          Los Angeles, California 90017
                          Attn:  Kay Rustand, Esq.
                          Facsimile: (213) 617-9255

Any party may change its address for purposes of this Section 23 by giving the other parties notice of the new address in the manner set forth herein. Any notice given as set forth herein shall be deemed to be received on the earlier of actual receipt or four (4) business days after being sent.

           24. ATTORNEYS' FEES. In any action or arbitration proceeding involving the interpretation or enforcement of, or defense against, any provision of this Agreement, the prevailing party in such action or proceeding shall be entitled to reasonable attorneys' fees and reasonable out-of-pocket all costs and expenses incurred in connection with such action or proceeding. In addition, the non-prevailing party shall pay all reasonable out-of-pocket costs and expenses incurred in enforcing any arbitration award or judgment or in connection with any appeal, and this obligation shall be severable from the other provisions of this paragraph and shall survive any judgment, order or award and shall not be deemed to be merged therewith.

           25. TIME OF ESSENCE. Time is of the essence with respect to this Agreement and the transactions contemplated hereby.

           26. NO WAIVER. No failure or delay by any party in exercising any right, power or privilege or enforcing any obligation under this Agreement shall operate as a waiver of such right, power, privilege or obligation. No single or partial exercise of any right, power or privilege under this Agreement shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

           27. FURTHER ASSURANCES. Each party to this Agreement shall execute and deliver such other documents, certificates, agreements or instruments and take such other actions as may be necessary or desirable in order to consummate or implement the transactions contemplated by this Agreement and to vest in Buyer record and beneficial ownership of the Shares, free and clear of all liens, encumbrances or other interests other than those arising from Buyer's acts.

           28. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

           29. GOVERNING LAW. THE PARTIES ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT AND THE OBLIGATIONS AND UNDERTAKINGS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA. IF ANY ACTION IS BROUGHT TO ENFORCE OR INTERPRET THIS AGREEMENT, EXCLUSIVE VENUE FOR SUCH ACTION SHALL BE IN FULTON COUNTY, GEORGIA AND THE PARTIES HERETO



                                      33.

IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN FULTON COUNTY, GEORGIA FOR SUCH PURPOSE.

           30. CAPTIONS. The captions of the various sections of this Agreement are intended solely for convenience and are not to be used to interpret any of the provisions hereof.

           31. EXHIBITS. All exhibits and schedules attached to this Agreement are incorporated herein by reference.

           32. WAIVER OF JURY TRIAL; DISPUTE RESOLUTION. WITH ADVICE OF COUNSEL AND FULL UNDERSTANDING OF THE CONSEQUENCES OF THEIR ACTIONS, THE PARTIES TO THIS AGREEMENT HEREBY AGREE TO WAIVE THEIR RIGHT TO A JURY TRIAL IN THE EVENT THAT ANY DISPUTE RELATING TO THIS AGREEMENT AND THE TRANSACTIONS HEREIN IS LITIGATED. Upon the written


                                      34.

request of any party, the parties may agree to mediation or other alternative dispute resolution procedures acceptable to all the parties.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                        "COMPANY"

                                        PHOENIX CORPORATION,
                                        a Georgia corporation,
                                        doing business as Phoenix Metals Company



                                        By:/s/ STEVE ALMOND
                                           -------------------------------------
                                             Steve Almond
                                             President



                                        By:/s/ WAYNE GRANT
                                           -------------------------------------
                                             Wayne Grant
                                             Vice President and Secretary

                                              "BUYER"

                                        RELIANCE STEEL & ALUMINUM CO.,
                                        a California corporation



                                        By:/s/ DAVID H. HANNAH
                                           -------------------------------------
                                             David H. Hannah
                                             President


                                             "SELLERS"
                                        /s/ STEVE ALMOND
                                        -------------------------------
                                        Steve Almond


                                        /s/ WAYNE GRANT
                                        -------------------------------
                                        Wayne Grant


                                        /s/ KARETH L. GRANT
                                        -------------------------------
                                        Kareth L. Grant



                                      35.

                                    EXHIBIT A
                                    GLOSSARY


           "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

           "Agreement" means this Stock Purchase Agreement by and among Sellers, the Company and Buyer.

           "Closing" means the consummation of the purchase and sale of the Shares and the Real Property.

           "Closing Date" means 10:00 a.m. on November 17, 1997, or on such other date as Sellers and Buyer may mutually agree.

           "Closing Financial Statements" means the audited balance sheet of the Company prepared as of the Closing Date and audited by Ernst & Young LLP.

           "Contingency Period" means that period of no less than 30 days from the date of the Agreement allowed for Buyer's investigation and inspection of the Company and its business, operations, assets, condition (both financial and other) and records under Section 10 of the Agreement.

           "Company Material Adverse Effect" means a material adverse effect on the business, operations, assets, properties, results of operations or condition (financial or otherwise) of the Company taken as a whole.

           "Employee Benefit Plan" means any pension, profit-sharing, retirement, deferred compensation, bonus, stock purchase, stock option, severance, hospitalization, medical insurance, life insurance, payroll practice, fringe benefit, vacation policy, permissible leave policy or other employee benefit plan, agreement, arrangement or understanding (including, but not limited to, any employee benefit plan as defined in Section 3(3) of ERISA) maintained as of the date of this Agreement or as of the Closing Date, or with respect to which the Company as of the date of this Agreement or at any time in the future may have some liability or obligation to contribute or make payments and that relates to Persons employed by the Company or any predecessor of the Company prior to the Closing Date.

           "Environmental Law" means any federal, state or local statute, code, rule, regulation, ordinance, order, judgment, decree, injunction or common law pertaining in any way to the protection of human health or the environment, including, but not limited to, the Resource Conservation and Recover Act (42 U.S.C. Section 6901 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601-9675), the Toxic Substance Control Act (15 U.S.C. Sections 2601-2671), the Hazardous material Transportation Act (49 U.S.C. Sections 1801-1813), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251-1387), the Clean Air Act (42 U.S.C. Sections 7401-7642), the Safe Drinking Water Act (42 U.S.C. Sections
300(f)-



                                      36.

300(j)-26) the Solid Waste Disposal Act (42 U.S.C. Sections 6901-6992(k)), the Constitutional Zone Management Act (16 U.S.C. Sections 1451-1464), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and any similar or comparable federal, state or local law, all as supplemented or amended or as implemented through statutes or regulations from time to time.

           "Equity Shortfall" means the amount, if any, by which on the Closing Date means the shareholders' equity determined in accordance with generally accepted accounting principles consistent with those applied in the preparation of the audited financial statements of the Company as at February 28, 1997, as reflected on the Company's audited financial statements as of the Closing Date is less than $250,000.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

           "Facilities" means the Company's facilities located at 4685 Buford Highway, Norcross, Georgia 30071 (the "Georgia Facility"), 1000 Pine Hill Road, Birmingham, Alabama 35217 (the "Alabama Facility"), 802 North 45th Street, Tampa Florida 33605 (the "Florida Facility") and 10409 John Price Road, Charlotte, North Carolina 28273 (the "North Carolina Facility").

           "Financial Statements" means and includes (i) the financial statements of the Company as of February 28, 1997, and for the period of 12 months then ended, setting forth in comparative form the financial information for the Company's preceding fiscal year, as audited and certified by Ernst & Young LLP, independent public accountants, and (ii) the financial statements of the Company as at March 31, 1997, April 30, 1997, May 31, 1997, June 30, 1997,
July 31, 1997 and August 31, 1997 and for the months then ended, as prepared and certified by the Company's chief financial officer, copies all of which have been delivered by the Company to the Buyer.

           "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

           "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material, waste, pollutant or contaminant as defined, listed or regulated under any Environmental Law, and specifically shall include, but not be limited to, asbestos and petroleum.

           "Holdback" means that portion of the Purchase Price retained by Buyer for the Holdback Period(s) and subject to the terms and conditions set forth in the Holdback Agreement.

        "Holdback Agreement" means that Holdback Agreement attached as Exhibit B relating to Buyer's retention and release of the Holdback.

           "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

           "Liability" means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, liquidated or unliquidated).

           "Loss" means any and all losses, claims, demands, proceedings, damages, injuries, liabilities, Taxes, fines, penalties, costs or expenses incurred or suffered by Sellers, on the one



                                      37.

hand, or by Buyer or the Company on the other hand, including, but not limited to, reasonable costs and expenses of attorneys, investigation or in connection with a proceeding.

           "Non-Tax Loss" means any Loss of the Company or Buyer that is not a Tax Loss.

           "Other Property" means all real property (other than the Real Property) now or previously owned, leased, controlled or operated by the Company or in connection with the conduct of the Company's business.

           "Payment at Closing" means that portion of the Purchase Price Buyer is to pay at the Closing.

           "Permitted Exceptions" means those exceptions to the Company's title to the Real Property set forth on Schedule 10.4.

           "Person" means an individual, partnership, corporation (including a business trust), a limited liability company, a joint stock company, a trust, an unincorporated association, a joint venture or any other entity, or a government or any political subdivision or agency thereof.

           "Proceeding" means any claim, demand, action, suit, arbitration, proceeding (whether civil, criminal, administrative, investigative or otherwise), prosecution, hearing, inquiry, audit, examination, investigation or dispute.

           "Property" means all real property that is owned in fee by the Company and all real property in which the Company has any interest as lessor or lessee under any lease, sublease or other agreement, all of which is listed or identified in Schedule 6.17, including, but not limited to, the Real Property.

           "Purchase Price" means the $20.95 million Buyer is to pay for the Shares, subject to adjustment as provided in the Agreement.

           "Real Property" means the real property located at 4685 Buford Highway, Norcross, Georgia 30071, 1000 Pine Hill Road, Birmingham, Alabama 35217, 802 North 45th Street, Tampa, Florida 33605 and 10409 John Price Road, Charlotte, North Carolina 28273, as more particularly described in Exhibit E which is incorporated herein by reference, and all easements and rights appurtenant thereto and improvements located thereon.

           "Shares" means all of the issued and outstanding shares of capital stock of the Company.

           "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, green mail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, government fee or like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any federal, state, local or foreign governmental authority responsible for the imposition of any such tax.



                                      38.

           "Tax Loss" means any Loss arising from or related to Taxes.




                                      39.